                                                                    EXHIBIT 23.4

                          CONSENT OF KPMG PEAT MARWICK

     We consent to incorporation by reference in this Registration Statement on Form S-4 of Octel Communications Corporation and the related Joint Proxy Statement/Prospectus of Octel Communications Corporation and VMX, Inc. of our reports dated July 23, 1993 related to the consolidated balance sheets of Octel Communications Corporation as of June 30, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedules for each of the years in the two-year period ended June 30, 1993, which reports appear or are incorporated by reference in the June 30, 1993 annual report on Form 10-K of Octel Communications Corporation. We also consent to the reference to our firm under the heading "Experts."

                                          KPMG PEAT MARWICK

Palo Alto, California
February 25, 1994